Exhibit 3.1.5

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RETAILMENOT, INC.” , FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2013, AT 12:50 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

FOURTH CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RETAILMENOT, INC.,

a Delaware Corporation

RetailMeNot, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES:

1.	The name of the Corporation is RetailMeNot, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on September 17, 2007 under the name “smallponds, Inc.”

2.	The Board of Directors duly adopted resolutions proposing to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

3.	The following amendments were duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the required percentage of stockholders of the Corporation on the 5th day of June, 2013.

4.	The first paragraph of Article FOURTH of the Certificate is hereby amended and restated in its entirety as follows:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each four (4) shares of each class or series of capital stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of such class or series of capital stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Any fractional shares of Common Stock that would otherwise exist due to the Reverse Stock Split shall be rounded down to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of capital stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 64,214,780 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 49,808,647 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

5.	The first sentence of Article FOURTH, Section A of the Certificate is hereby amended and restated in its entirety as follows:

“55,892,057 shares of the authorized Common Stock of the Corporation are hereby designated “Series 1 Common Stock” and 6,107,495 shares of the authorized Common Stock of the Corporation are hereby designated “Series 2 Common Stock.”

6.	The first sentence of Article FOURTH, Section B of the Certificate is hereby amended and restated in its entirety as follows:

“9,365,258 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” 28,964,412 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock” 3,125,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-3 Preferred Stock,” 6,107,495 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series BB-3 Preferred Stock,” 996,481 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-4 Preferred Stock,” and 1,250,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B-5 Preferred Stock,” and together with the Series B-l Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series BB-3 Preferred Stock and Series B-4 Preferred Stock, the “Series B Preferred Stock.”

7.	This amendment to the Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer has executed this Fourth Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of RetailMeNot, Inc. this 11th day of June, 2013.

/s/ G. Cotter Cunningham
G. Cotter Cunningham, Chief Executive Officer